Exhibit 21.1
Subsidiaries

Subsidiary	State of Organization
Abby Burton, LLC [1]	Ohio

Allison Main, LLC [1]	Ohio

American Catcon, Inc.[2]	Texas

Elizabeth Hazel, LLC [1]	Ohio

Federal Autocat Recycling, LLC [3]	New Jersey

General Smelting and Refining, Inc. [4]	Tennessee

Gulf Coast Recycling, Inc.	Florida

Hypercat Coating, LLC [3]	New Jersey

Hypercat DMG, LLC [3]	New Jersey

Mayco Industries, Inc.	Alabama

Megan Division, LLC [1]	Ohio

Melinda Hazel, LLC [1]	Ohio

Metalico Akron, Inc.	Ohio

Metalico Akron Realty, Inc.	Ohio

Metalico Alabama Realty, Inc.	Alabama

Metalico Aluminum Recovery, Inc.	New York

Metalico Buffalo, Inc. [5]	New York

Metalico-College Grove, Inc.	Tennessee

Metalico Colliers Realty, Inc.	West Virginia

Metalico-Granite City, Inc	Illinois

Metalico Gulfport Realty, Inc.	Mississippi

Metalico Neville Realty, Inc.	Pennsylvania

Metalico Niagara, Inc.[6]	New York

Metalico Niles, Inc. [4]	Ohio

Metalico Pittsburgh. Inc. [7]	Pennsylvania

Metalico Rochester, Inc.[8]	New York

Metalico Syracuse, Inc.	New York

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Subsidiary	State of Organization
Metalico Syracuse Realty, Inc.	New York

Metalico Transfer, Inc.	New York

Metalico Transfer Realty, Inc.	New York

Metalico Transport, Inc. [9]	New York

Metalico Youngstown, Inc.	Delaware

Olivia DeForest, LLC [1]	Ohio

River Hills by the River, Inc.[10]	Florida

Santa Rosa Lead Products, Inc.	California

Totalcat Group, Inc.	Delaware

Tranzact Corporation	Delaware

West Coast Shot, Inc.	Nevada

[1]	Metalico Akron Realty, Inc. is sole member.

[2]	Formerly known as Metalico Catcon, Inc.

[3]	Totalcat Group, Inc. is sole member.

[4]	Inactive

[5]	Formerly known as Lake Erie Recycling Corp.

[6]	Formerly known as Metalico-Buffalo, Inc.

[7]	Formerly known as Metalico Neville, Inc.

[8]	Formerly known as Metalico Lyell Acquisitions, Inc.

[9]	Formerly known as Buffalo Hauling Corp.

[10]	Wholly-owned subsidiary of Gulf Coast Recycling, Inc.

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